STOCK PURCHASE AGREEMENT

                                     between

                      Pacific Aerospace & Electronics, Inc.

                                       and

                 the Shareholders of NOVA-TECH Engineering, Inc.



                          Dated as of October 11, 1999

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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1. STOCK PURCHASE.................................................... 1
     1.1   Stock Purchase.................................................... 1
     1.2   Certain Definitions............................................... 1
           1.2.1   Agreement Amendments...................................... 1
           1.2.2   Articles Amendments....................................... 2
           1.2.3   Class A Common............................................ 2
           1.2.4   Class B Common............................................ 2
           1.2.5   Code...................................................... 2
           1.2.6   Company Common Stock...................................... 2
           1.2.7   Consideration............................................. 2
           1.2.8   ESOP Debt................................................. 2
           1.2.9   ESOP Shares............................................... 2
           1.2.10  ESOP Valuation............................................ 2
           1.2.11  Excise Tax................................................ 2
           1.2.12  IRS Ruling................................................ 2
           1.2.13  Knowledge................................................. 3
           1.2.14  Material Adverse Change................................... 3
           1.2.15  Material Adverse Effect................................... 3
           1.2.16  ML Debt................................................... 3
           1.2.17  Operating Agreement....................................... 3
           1.2.18  Pledge Agreement.......................................... 3
     1.3   Consideration for ESOP Shares..................................... 3
           1.3.1   Cash Equal to the ESOP Debt............................... 3
           1.3.2   Additional Cash to the ESOP............................... 3
     1.4   Consideration to Class A Shareholders............................. 4
     1.5   Delivery of Certificates.......................................... 4
     1.6   Closing........................................................... 4
     1.7   Subsequent Actions................................................ 4

ARTICLE 2. REPRESENTATIONS AND WARRANTIES.................................... 4
     2.1   Representations and Warranties of the Individual Shareholders..... 4
           2.1.1   Incorporation; Articles and Bylaws........................ 4
           2.1.2   Capitalization and Outstanding Capital Stock.............. 5
           2.1.3   No Subsidiaries........................................... 5
           2.1.4   Authority; Noncontravention............................... 5
           2.1.5   Financial Matters......................................... 6
           2.1.6   Litigation................................................ 7
           2.1.7   Absence of Changes........................................ 7
           2.1.8   Taxes..................................................... 9
           2.1.9   Compliance with Laws......................................10
           2.1.10  Contracts.................................................10
           2.1.11  Intellectual Property.....................................11

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           2.1.12  Insurance.................................................11
           2.1.13  Environmental Matters.....................................12
           2.1.14  Labor Matters.............................................13
           2.1.15  Employee Benefit Matters..................................13
           2.1.16  Other Employee Matters....................................15
           2.1.17  Property..................................................15
           2.1.18  Permits and Licenses......................................16
           2.1.19  Certain Interests.........................................16
           2.1.20  Certain Payments..........................................16
           2.1.21  Consents and Approvals....................................17
           2.1.22  Records...................................................17
           2.1.23  Warranties................................................17
           2.1.24  Brokers and Finders.......................................17
           2.1.25  Restrictive Covenants.....................................17
           2.1.26  Reliance..................................................17
     2.2   Representations and Warranties of PA&E............................17
           2.2.1   Incorporation; Articles and Bylaws........................17
           2.2.2   Authority; Authorization..................................18
           2.2.3   Noncontravention..........................................18
           2.2.4   Financial Statements......................................18
           2.2.5   Litigation................................................18
           2.2.6   Consents and Approvals....................................19
           2.2.7   Brokers and Finders.......................................19
     2.3   Representations and Warranties of the ESOP Trustee................19
           2.3.1   Authority.................................................19
           2.3.2   Noncontravention..........................................19

ARTICLE 3. PRE-CLOSING CONDUCT AND AGREEMENTS................................20
     3.1   Conduct of the Parties............................................20
     3.2   Access to Properties, Books and Records...........................20
           3.2.1   PA&E......................................................20
           3.2.2   The Shareholders..........................................20
     3.3   Confidentiality...................................................20
     3.4   Conduct of the Company's Business.................................20
           3.4.1   Properties and Assets.....................................21
           3.4.2   Compensation..............................................21
           3.4.3   Indebtedness..............................................21
           3.4.4   Leases....................................................22
           3.4.5   Payments..................................................22
           3.4.6   Contracts and Agreements..................................22
           3.4.7   Shipments.................................................22
           3.4.8   Insurance.................................................22
           3.4.9   Governing Documents.......................................22
           3.4.10  Capital Stock.............................................22
     3.5   Public Announcements..............................................23
     3.6   Notice of Breach..................................................23

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           3.6.1   By the Shareholders.......................................23
           3.6.2   By PA&E...................................................23
     3.7   Company Shareholder Approval......................................23
     3.8   Consents..........................................................23
     3.9   Further Assurances................................................23
     3.10  No Solicitation...................................................23
     3.11  Updated ESOP Participant Information..............................24

ARTICLE 4. CONDITIONS TO CLOSING.............................................24
     4.1   Conditions to the Obligations of PA&E.............................24
           4.1.1   Corporate Actions.  ......................................24
           4.1.2   Representations and Warranties............................24
           4.1.3   Performance of Obligations................................24
           4.1.4   No Material Adverse Change................................25
           4.1.5   Approvals; Consents.......................................25
           4.1.6   Certificate...............................................25
           4.1.7   Articles Amendments.......................................25
           4.1.8   Audit.....................................................25
           4.1.9   Environmental Assessment..................................25
           4.1.10  Capital Stock.............................................25
           4.1.11  IRS Letter Ruling.........................................25
           4.1.12  Employment Agreements.....................................25
           4.1.13  Lease Amendments..........................................26
           4.1.14  Shareholders' Accounts....................................26
           4.1.15  Agreement Amendments......................................26
           4.1.16  ESOP Valuation............................................26
           4.1.17  Further Documents.........................................26
     4.2   Conditions to the Obligations of the Shareholders.................26
           4.2.1   Corporate Actions.  ......................................26
           4.2.2   Representations and Warranties............................26
           4.2.3   Performance of Obligations................................27
           4.2.4   Certificate...............................................27
           4.2.5   IRS Letter Ruling.........................................27
           4.2.6   Employment Agreements.....................................27
           4.2.7   Lease Amendments..........................................27
           4.2.8   Further Documents.........................................27
     4.3   Additional Condition to the Obligations of the ESOP...............27
           4.3.1   ESOP Valuation............................................27

ARTICLE 5. INDEMNIFICATION...................................................27
     5.1   Indemnification by the Individual Shareholders....................27
     5.2   Indemnification by PA&E...........................................28
     5.3   Limits on Indemnification.........................................28
           5.3.1   Limits on Liability of the Individual Shareholders........28
           5.3.2   Limits on Liability of PA&E...............................28
     5.4   Indemnification Procedure.........................................29

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           5.4.1   Third Party Claims........................................29
           5.4.2   Non-Third Party Claims....................................30
     5.5   Exclusivity.......................................................30
     5.6   Waiver of Certain Indemnity Rights................................30
     5.7   Actual Knowledge..................................................30
     5.8   Insurance Recoveries..............................................31

ARTICLE 6. TERMINATION.......................................................31
     6.1   Right to Terminate................................................31
           6.1.1   Mutual Consent............................................31
           6.1.2   Delay.....................................................31
           6.1.3   Breach by PA&E............................................31
           6.1.4   Breach by the Individual Shareholders.....................31
           6.1.5   Failure of the Company Shareholders to Approve............31
     6.2   Certain Obligations to Cease......................................31

ARTICLE 7. MISCELLANEOUS PROVISIONS..........................................32
     7.1   Survival..........................................................32
     7.2   Exhibits; Schedules...............................................32
     7.3   Notices...........................................................32
     7.4   No Assignment.....................................................33
     7.5   Titles and Captions...............................................33
     7.6   Waiver............................................................33
     7.7   Amendment.........................................................33
     7.8   Severability......................................................33
     7.9   Rights and Remedies...............................................33
     7.10  Attorney Fees.....................................................33
     7.11  Expenses..........................................................34
     7.12  Governing Law.....................................................34
     7.13  Counterparts......................................................34
     7.14  Entire Agreement..................................................34

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EXHIBITS:
     Exhibit A - Agreement Amendments
     Exhibit B - Employment Agreements


SCHEDULES:
     Schedule 2.1.2         Capitalization
     Schedule 2.1.3         Interests in Other Entities
     Schedule 2.1.5(b)      Absence of Undisclosed Liabilities
     Schedule 2.1.5(c)      Accounts Receivable
     Schedule 2.1.6         Litigation
     Schedule 2.1.7         Absence of Changes
     Schedule 2.1.8         Taxes
     Schedule 2.1.9         Compliance With Laws
     Schedule 2.1.10        Contracts
     Schedule 2.1.11        Intellectual Property
     Schedule 2.1.12        Insurance Policies
     Schedule 2.1.13        Environmental Matters
     Schedule 2.1.14        Labor Matters
     Schedule 2.1.15        Employee Benefit Matters
     Schedule 2.1.16        Employee Matters
     Schedule 2.1.17(a)     Real Property
     Schedule 2.1.17(c)     Tangible Personal Property
     Schedule 2.1.18        Permits and Licenses
     Schedule 2.1.19        Certain Interests
     Schedule 2.1.21        Consents and Approvals (Company)
     Schedule 2.1.23        Warranties
     Schedule 2.2.6         Consents and Approvals (PA&E)

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
                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 11, 1999, by and among PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation ("PA&E"), Hans Herrmann and Karl Herrmann (together, the "Individual Shareholders") and NOVA-TECH Engineering, Inc. Employee Stock Ownership Plan and Trust (the "ESOP") (the Individual Shareholders and the ESOP are collectively referred to herein as the "Shareholders").

                                    RECITALS

     A. NOVA-TECH Engineering, Inc., a Washington corporation (the "Company"), is engaged in the business of professional engineering for the design and manufacturing of highly specialized manufacturing equipment, primarily for the aerospace industry.

     B. The Individual Shareholders and the ESOP constitute all of the shareholders of the Company.

     C. PA&E is willing to purchase, and the Shareholders are willing to sell, all of the outstanding stock of the Company on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     For valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

                                   ARTICLE 1.

                                 STOCK PURCHASE

     1.1 Stock Purchase. At the Closing (as defined in Section 1.6), PA&E agrees to purchase, and the Shareholders agree to sell to PA&E, all of the outstanding stock of the Company in exchange for the consideration provided in Sections 1.3 and 1.4, and upon the other terms and conditions set forth in this Agreement (such transaction referred to herein as the "Stock Purchase").

     1.2 Certain Definitions. The following terms shall have the respective meanings set forth in this Section.

          1.2.1 Agreement Amendments. The term "Agreement Amendments" shall mean the amendments to and the waivers and consents under any agreements or documents relating to the ESOP or to the ESOP Debt that are necessary to permit the repayment of the ESOP Debt provided in Section 1.3.1 or any of the other transactions contemplated by this Agreement. The

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
Agreement Amendments shall be listed on Exhibit A and shall include an amendment to Section 2.3 of the Pledge Agreement to permit the ESOP to use funds obtained from PA&E pursuant to Section 1.3.1(i) herein to repay the ESOP Debt as required by Section 1.3.1(ii) herein.

          1.2.2 Articles Amendments. The term "Articles Amendment" shall mean the following amendments to the Articles of Incorporation of the Company: (i) an amendment to delete Section 2(g)(7) of Article IV; and (ii) an amendment to delete Section 3 of Article IV.

          1.2.3 Class A Common. The term "Class A Common" shall mean the shares of Class A Common Stock, $.01 par value per share, of the Company, all of which are owned beneficially and of record by the Individual Shareholders.

          1.2.4 Class B Common. The term "Class B Common" shall mean the shares of Class B Super Common Stock, $.01 par value per share, of the Company.

          1.2.5 Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

          1.2.6 Company Common Stock. The term "Company Common Stock" shall mean all shares of Class A Common and Class B Common.

          1.2.7 Consideration. The term "Consideration" shall mean the amounts payable by PA&E pursuant to Sections 1.3 and 1.4.

          1.2.8 ESOP Debt. The term "ESOP Debt" shall mean all indebtedness owed by the ESOP to the Company as of any relevant date.

          1.2.9 ESOP Shares. The term "ESOP Shares" shall mean the outstanding shares of Class B Common, all of which are owned of record by the ESOP, and shall include any and all shares of Class A Common into which the foregoing shares of Class B Common are automatically converted under Section 2(g)(2) of
Article IV of the Articles of Incorporation of the Company upon the payment in full of the ESOP Debt at the Closing pursuant to Section 1.3.1 of this Agreement.

          1.2.10 ESOP Valuation. The term "ESOP Valuation" shall mean the valuation of the ESOP Shares to be obtained pursuant to Section 4.1.16.

          1.2.11 Excise Tax. The term "Excise Tax" shall mean the excise tax payable by the Company to the Internal Revenue Service upon the repayment in full of the ESOP Debt, as required by Section 1.3.1.

          1.2.12 IRS Ruling. The term "IRS Ruling" shall have the meaning set forth in Section 4.1.11.

          1.2.13 Knowledge. The term "knowledge," whether or not such term is capitalized, when used in reference to an Individual Shareholder or the ESOP Trustee shall mean

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such person's actual awareness of a fact after reasonable inquiry. Reasonable inquiry by the Individual Shareholders shall be deemed to mean that the person has made inquiry of Hans Herrmann, Karl Herrmann, Sylvia Drennan, Mike Bowler, Steve Johnson, Nigel Izzard, Lee Hayes, and Terry Crippen (or such other persons who may replace them in the event they leave the Company between the date of this Agreement and the Closing Date) and nothing has come to the person's attention in the course of such inquiry or otherwise that would cause such person to believe that a representation might not be true.

          1.2.14 Material Adverse Change. The term "Material Adverse Change" shall mean a material adverse change in the business, results of operations, financial condition, assets or prospects of the Company.

          1.2.15 Material Adverse Effect. The term "Material Adverse Effect" shall mean a material adverse effect upon the business, results of operations, financial condition, assets or prospects of the Company.

          1.2.16 ML Debt. The term "ML Debt" shall mean all indebtedness owed by the Company to Merrill Lynch Business Financial Services, Inc., or its affiliates (collectively, "Merrill Lynch"), as of any relevant date.

          1.2.17 Operating Agreement. The term "Operating Agreement" shall mean the Operating Agreement, dated as of April 23, 1999, between PA&E and the Company, including any amendments thereto.

          1.2.18 Pledge Agreement. The term "Pledge Agreement" shall mean the Amended ESOP Loan and Pledge Agreement, dated June 26, 1997, between the Company and the NOVA-TECH Engineering, Inc. Employee Stock Ownership Trust.

     1.3 Consideration for ESOP Shares. At the Closing, PA&E shall pay the ESOP as consideration for its ESOP Shares the following:

          1.3.1 Cash Equal to the ESOP Debt. As part of the Closing and in consideration for the ESOP Shares, (i) PA&E will transfer to the ESOP in cash the amount necessary for the ESOP to repay in full the ESOP Debt, (ii) the ESOP will transfer those funds to the Company to repay in full the ESOP Debt, and
(iii) the Company will transfer those funds to Merrill Lynch to repay in full the ML Debt; and

          1.3.2 Additional Cash to the ESOP. As part of the Closing and in consideration for the ESOP Shares, PA&E will pay the ESOP an additional $670,000 in cash.

The cash amounts described in the preceding Sections 1.3.1 and 1.3.2 will be in full payment of and in exchange for all Company Common Stock owned by the ESOP.

     1.4 Consideration to Class A Shareholders. At the Closing and in consideration for the Class A Common, PA&E will pay to the holders of Class A Common (pro rata according to their respective holdings of Class A Common) an amount in cash equal to $781,600.

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     The consideration described in this Section 1.4 will be in full payment of and in exchange for all shares of Company Common Stock outstanding on the Closing Date (other than the shares owned by the ESOP).

     1.5 Delivery of Certificates. At the Closing, each of the Shareholders shall deliver to PA&E the certificates representing all of the Company Common Stock owned by such Shareholder, duly indorsed to PA&E or in blank, in exchange for the Consideration provided in this Agreement.

     1.6 Closing. The closing of this transaction (the "Closing") shall take place at the offices of Stoel Rives LLP, 3600 One Union Square, 600 University Street, Seattle, Washington, 98101 on a date to be mutually agreed by PA&E and the Shareholders that is promptly after the meeting or written consent of the Shareholders to approve the Articles Amendment, and upon satisfaction or waiver of each other condition to the Closing set forth in this Agreement, or on such other date or at such other place and time as PA&E and the Shareholders may agree (the "Closing Date").

     1.7 Subsequent Actions. If, at any time after the Closing, PA&E shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in PA&E its right, title or interest in, to, or under any Company Common Stock or any of the rights, properties or assets of the Company or otherwise to carry out this Agreement, the Shareholders agree to execute and deliver, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of the Company, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in PA&E or otherwise to carry out the purposes of this Agreement.

                                   ARTICLE 2.

                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of the Individual Shareholders. The Individual Shareholders jointly and severally represent and warrant to PA&E that:

          2.1.1 Incorporation; Articles and Bylaws. The Company is a corporation duly organized and validly existing under the laws of the State of Washington. The Company has all necessary corporate power and authority to own, operate, and lease its assets and properties and to carry on its business as it is now being conducted and as proposed to be conducted. The Company is qualified and in good standing as a foreign corporation in each jurisdiction where its properties (whether owned, leased or operated) are located or its business is conducted and in which the failure to so qualify would have a Material Adverse Effect. The Company has delivered to PA&E complete and accurate copies of the Company's Articles of Incorporation and Bylaws, each as amended to the date of this Agreement.

          2.1.2 Capitalization and Outstanding Capital Stock. The Company has authorized capital stock consisting of ten million (10,000,000) shares of Class A Common, and

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four million (4,000,000) shares of Class B Common. On the date of this
Agreement, 2,850,000 shares of the Class A Common are outstanding, and 1,520,000 shares of the Class B Common are outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of the Company have been issued in violation of or are subject to any preemptive or similar rights granted to any former or existing shareholder pursuant to law, the Company's Articles of Incorporation, Bylaws, contract, federal or state securities laws, or otherwise. Other than pursuant to this Agreement or as described in Schedule 2.1.2, (a) there is no subscription, option, warrant, call, right, agreement or commitment granted or issued by or binding upon the Company or any shareholder of the Company or any participant in the ESOP (i) relating to the issuance, sale, delivery, voting, transfer, ownership or other rights to or affecting any shares of the Company's capital stock or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for shares of the Company's capital stock, or (ii) relating to the payment of amounts measured by changes in the value or price of any capital stock of the Company, and (b) the Company has no obligation of any kind to issue any additional securities. Except as described on Schedule 2.1.2, the Company has no outstanding obligations to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock. Schedule 2.1.2 sets forth the amount of dividends required to be paid by the Company on its Class B Common and the time when such dividends are required to be paid. Schedule 2.1.2 sets forth (i) a complete and accurate list of all of the shareholders of the Company as of the date hereof, indicating the number of shares of the Company Common Stock held by each, and such shareholders shall continue to be all of the shareholders of the Company until the Closing Date, and (ii) a complete and accurate list of all participants in the ESOP, and a complete and accurate summary of the account balance of each participant in the ESOP, including the number of shares of Class B Common allocable to each such account, such list and summary required by this subsection (ii) to be as of the most recent date such information was prepared by the ESOP. Except as set forth on Schedule 2.1.2, all of the outstanding shares of capital stock of the Company are owned beneficially and of record as set forth on the Schedule 2.1.2, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations.

          2.1.3 No Subsidiaries. The Company does not own and has never owned, directly or indirectly, any outstanding capital stock or other ownership interest (or securities, rights or other interests convertible into capital stock or other ownership interest) in any other entity, except as set forth on
Schedule 2.1.3.

          2.1.4 Authority; Noncontravention.

               a. Authority. Each Individual Shareholder has full power and authority to execute and deliver this Agreement, to consummate the transactions contemplated in this Agreement, and to carry out its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Individual Shareholders. The Articles Amendments will be approved by the Board of Directors of the Company and will be submitted to shareholders of the Company for approval upon receipt of the IRS Ruling, and assuming that the Articles Amendments are duly approved by the shareholders of the Company and become effective, this Agreement constitutes the valid and binding obligation of the Shareholders, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights, and except that the availability of the equitable remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding may be brought. To the best knowledge of the Individual Shareholders, other than the filing of the Articles Amendments with the Secretary of State, no declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Individual Shareholders or the consummation by the Individual Shareholders of the transactions contemplated by this Agreement.

               b. Noncontravention. The execution and delivery of this Agreement by the Individual Shareholders, and the consummation of the transactions contemplated by this Agreement (i) will not conflict with the Articles of Incorporation (after the filing and effectiveness of the Articles Amendments) or the Bylaws of the Company, and (ii) except for consents required to be obtained as set forth in Section 2.1.21, and after the effectiveness of the Agreement Amendments, will not result in any violation of or a default or loss of a material benefit under, or permit the acceleration of any obligation under any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or the Individual Shareholders or their respective properties that would have a Material Adverse Effect.

          2.1.5 Financial Matters.

               a. Financial Statements. The Individual Shareholders have provided to PA&E true, correct and complete copies of the Company's (a) compiled balance sheet, statement of income and statement of cash flow for the fiscal year ended October 31, 1996, 1997 and 1998, including the related notes (collectively, the "Historical Financial Statements"), and (b) balance sheet as of June 30, 1999 (the "Current Balance Sheet") and the related statement of income and statement of cash flow for the period then ended (collectively, the "Current Financial Statements"). The Historical Financial Statements and the Current Financial Statements are collectively referred to as the "the Company Financial Statements." The Company Financial Statements are complete and accurate and present fairly the financial position, results of operations, and changes in financial position of the Company as of the dates and for the periods indicated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as otherwise indicated therein or in the notes to the Company Financial Statements.

               b. Absence of Undisclosed Liabilities. Except as set forth on
Schedule 2.1.5(b), and except for current liabilities incurred after the date of the Current Balance Sheet in the ordinary course of business and of a type and in an amount consistent with past practices, the Company does not have any material liability or obligation that is not accrued, reserved against, or disclosed in the Company Financial Statements.

               c. Accounts Receivable. Schedule 2.1.5(c) contains a complete and accurate list of all of the receivables of the Company (including accounts receivable, notes receivable and advances) that are reflected in the Current Balance Sheet or that have been billed since the date of the Current Balance Sheet (collectively, the "Receivables"). Except as set forth on Schedule 2.1.5(c), all of the Receivables reflect actual bona fide transactions and arose in the ordinary course of business. Each of the Receivables can be fully collected when due and in any event within 120 days after Closing, without resort to litigation and without offset, deduction or counterclaim, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable, consistent with the Company's prior practices, as reflected in the Current Balance Sheet.

          2.1.6 Litigation. Except as set forth on Schedule 2.1.6, there is no claim, litigation, proceeding or investigation of any kind pending by the Company or against the Company or the officers or directors of the Company in their capacities as such, or against the properties or business of the Company, and, to the knowledge of the Individual Shareholders, (i) no such claim, litigation, proceeding or investigation has been threatened, and (ii) there is no basis for any such claim, litigation, proceeding or investigation. There are no actions, proceedings, suits, investigations, or inquiries pending, or to the best knowledge of the Individual Shareholders, threatened, that question the validity of this Agreement or any actions taken or to be taken pursuant to this Agreement.

          2.1.7 Absence of Changes. Except as set forth on Schedule 2.1.7, since June 30, 1999, the Company has not:

               a. Adverse Changes. Suffered or been threatened with any Material Adverse Change;

               b. Damage. Suffered any damage, destruction, requisition, taking or casualty loss, whether or not covered by insurance, of or to any of its assets or properties;

               c. Dividends. Declared, set aside or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of its capital stock, or directly or indirectly repurchased, redeemed or otherwise acquired any shares of its capital stock, or made any other payment to or for the account of its shareholders;

               d. Compensation. Increased the rate or terms of compensation payable or to become payable to any director, officer or key employee; changed the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment, severance or arrangement made to, for or with any employee; paid any special bonus or remuneration; executed or amended any written employment contract; or made any change in personnel policies;

               e. Expenditures. Entered into any agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing; any purchase, acquisition, sale or other disposition of assets; any lease or sublease; any guaranty, assumption or endorsement of payment or performance of any loan or obligation of another; or any amendment, modification or termination of any existing agreement, commitment or transaction), except agreements, commitments or transactions in the ordinary course of business or as contemplated by this Agreement that will be performed in less than one year and do not involve the payment of, or obligation to pay, an amount greater than $50,000 in respect of any such agreement, commitment or transaction;

               f. Accounting Changes. Made any change in accounting methods, principles or practices;

               g. Sales of Stock. Issued or sold any capital stock or issued or granted any option, warrant or right to purchase any capital stock or any security exercisable for the purchase of or convertible into capital stock or relating to the payment of amounts measured by changes in the value or price of any capital stock, or made any commitment to do any of the foregoing;

               h. Articles and Bylaws. Amended its Articles of Incorporation or Bylaws;

               i. Business Not in the Ordinary Course. Conducted any business which is outside the ordinary course of business or not in the manner that it previously conducted its businesses to the extent such business has had or reasonably could be expected to have a Material Adverse Effect;

               j. Liabilities. Except as set forth on Schedules 2.1.5(b) and 2.1.6, incurred any liability which, either individually or in the aggregate, is material to its business, results of operations, financial condition, properties, assets or prospects.

               k. Encumbrances. Encumbered or consented to the encumbrance of any of its property or assets, except in the ordinary course of business;

               l. Labor. Experienced pending or threatened labor disputes, organizational activities or disturbances affecting in an adverse manner its business, results of operations, financial condition, properties, assets or prospects; or

               m. Further Adverse Changes. Experienced or been threatened with any change in its assets, liabilities, licenses, permits or franchises, or any change in any agreement to which it is a party or is bound, which, either individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

          2.1.8 Taxes.

               a. Tax. "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

               b. Tax Return. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               c. Tax Matters.

                    (1) The Company has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently a beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a governmental authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                    (2) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

                    (3) No shareholder or director or officer (or employee responsible for Tax matters) of the Company has any knowledge that any governmental authority may assess, or has threatened to assess, any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any governmental authority or (B) as to which any of the Individual Shareholders or the directors and officers (or employees responsible for Tax matters) of the Company has knowledge. Schedule 2.1.8 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after November 1, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of any audit. The Company has delivered to PA&E correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company since November 1, 1995.

                    (4) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                    (5) The Company: has not filed a consent under Codes ss. 341(f) concerning collapsible corporations; has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code ss. 280G; has not been a United States real property holding corporation within the meaning of Code ss. 897(c)(2) during the applicable period specified in Code ss. 897(c)(1)(A)(ii). The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) has no liability for the Taxes of any person under Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract or otherwise.

                    (6) Schedule 2.1.8 sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated by this Agreement): (A) the basis of the Company in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

                    (7) The unpaid Taxes of the Company do not, as of the close of its October 31, 1998, taxable year, exceed the reserve for tax liability set forth on the balance sheet dated October 31, 1998. The Company has paid or has established a sufficient reserve for any Tax liability in respect of any fiscal period which includes or ends on the Closing Date.

          2.1.9 Compliance with Laws. Except as set forth on Schedule 2.1.9, the Company has at all relevant times conducted its business in compliance in all respects with the provisions of its Articles of Incorporation, Bylaws, and all applicable laws and regulations to the extent that the failure to so comply reasonably could be expected to have a Material Adverse Effect. The Company is not in violation of any applicable laws or regulations in any material respect. The Company is not subject to any outstanding judgment, order, writ, injunction or decree and has not been charged with, or, to its knowledge, threatened with a charge of, a violation of any provision of any applicable law or regulation.

          2.1.10 Contracts.

               a. Contracts and Commitments. Schedule 2.1.10 contains a list of all of the contracts or agreements to which the Company is a party or by which it or any of its property is subject or bound in the following categories: (i) notes, mortgages, deeds of trust, loan agreements, security agreements, guaranties, debentures, indentures, credit agreements and other evidences of indebtedness with respect to any indebtedness the principal amount of which exceeds $50,000; (ii) contracts or agreements with any director, officer or shareholder of the Company; (iii) leases of real property and leases of equipment or other personal property under which the Company is the lessee; (iv) letters of intent, commitments, option agreements, earnest money agreements, or other similar agreements pertaining to the lease, purchase or sale of any real property; (v) licenses and sublicenses material to the Company; (vi) contracts or agreements providing for payments to or by the Company in excess of $25,000 on an annual basis or any contract with a term exceeding one year; (vii) contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of products or services, and contracts or agreements relating to the payment of any commission or finder's fee; (viii) confidentiality or inventions assignment agreements with parties other than employees of the Company; and (ix) any contract or agreement not falling within any of the foregoing categories but nevertheless material to the Company (collectively, the "Contracts").

               b. Validity; Absence of Defaults. All of the Contracts are valid, binding and enforceable in accordance with their terms. The Company is not in default under or in violation of any provision of any Contract. No third party has asserted any claim or engaged in any dispute or controversy with the Company or withheld payments from or performance to the Company with respect to any Contract that has not been resolved. The Company has received no notice or warning of alleged nonperformance or other noncompliance with respect to its obligations under any Contract or any notice that any such Contract may be totally or partially terminated or suspended by the other party or parties thereto. Except for the consents and approvals specified in Schedule 2.1.21, neither the execution and delivery of this Agreement by the Company nor the consummation by it of the transactions contemplated by this Agreement will conflict with, violate, result in a breach of, or constitute a default under any of the Contracts or result in the creation of any lien or encumbrance upon the assets of the Company. Complete and accurate copies of all Contracts have been delivered to PA&E.

          2.1.11 Intellectual Property. The Company owns, or has a valid and binding license or licenses (as to which there are no defaults by any of the parties thereto) to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property (the "Intellectual Property") necessary to or used in the conduct of the Company's business as now conducted and as proposed to be conducted. Schedule
2.1.11 contains a complete and accurate list of all patents, patent applications, trademarks and service marks and related applications, trade names and copyrights owned by or licensed to the Company. There are no licenses or other agreements under which the Company has sold or granted a right to use any Intellectual Property. All Intellectual Property owned by the Company is owned by it free and clear of all liens, claims, encumbrances or adverse claims of any third party. The conduct of the business of the Company does not conflict with or infringe upon any Intellectual Property rights of any other person, and no claims of conflict or infringement are pending or threatened against the Company. The Company has made all necessary filings and recordations and has paid all required fees and Taxes to maintain its ownership of Intellectual Property that is patented or registered in the United States Patent and Trademark Office and has made all necessary filings and recordations and has paid all required fees and Taxes to maintain its ownership of Intellectual Property that is patented or registered with applicable foreign agencies.

          2.1.12 Insurance. Schedule 2.1.12 contains a complete and accurate list of all insurance policies maintained by the Company covering any property or asset of, or otherwise insuring, the Company. All such policies are in full force and effect, all premiums covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such insurance policies are valid and currently in force. Such insurance policies are sufficient for compliance with all requirements of law and agreements to which the Company is a party. The Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier during the past three-year period. Complete and accurate copies of all policies and endorsements thereto have been delivered to PA&E.

          2.1.13 Environmental Matters.

               a. Definitions. "Environmental Law" means any federal, state or local statute, regulation or ordinance pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such laws. "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions. "Asbestos-Containing

Material" means any material containing more than one percent by weight of asbestos. "Prior Property" means any real property previously owned, leased, controlled, operated or occupied by the Company.

               b. Hazardous Substances. Except as specifically described in
Schedule 2.1.13, no Hazardous Substance has been disposed of, spilled, leaked or otherwise released in, on, under or from the Real Property (as defined in Section 2.1.17(a) below) or the Prior Property by the Company, its employees or agents, or to the knowledge of the Company, by any other party. Except as described in Schedule 2.1.13, no Hazardous Substance (i) is or has been used, treated, stored, generated, manufactured or otherwise handled on the Real Property or the Prior Property, or (ii), to the knowledge of the Individual Shareholders, has otherwise come to be located in, on or under the Real Property or the Prior Property. To the knowledge of the Individual Shareholders, no Hazardous Substance has been disposed of, spilled, leaked or otherwise released in, on, under or from property adjacent to or in the immediate vicinity of the Real Property or the Prior Property.

               c. Asbestos; PCBs; Underground Storage Tanks. None of the buildings, structures, fixtures or equipment on the Real Property contains any Asbestos-Containing Material, urea formaldehyde foam insulation, polychlorinated biphenyls in concentrations greater than 50 parts per million (including in any electrical equipment located on the Real Property), or any other Hazardous Substance which is prohibited or regulated when present in buildings, structures, fixtures or equipment. Except as set forth on Schedule 2.1.13, there are no underground storage tanks (whether or not excluded from regulation under any Environmental Law) on the Real Property, including any underground storage tanks in use, out of service, closed or decommissioned in place. Except as set forth on Schedule 2.1.13, all underground storage tanks previously on the Real Property or previously owned or operated by the Company have been properly decommissioned in compliance with all applicable Environmental Laws.

               d. Waste Disposal. All wastes generated by the business of the Company have been properly transported off site and disposed of in compliance with all applicable Environmental Laws. Except as described on Schedule 2.1.13, the Company has not arranged for the disposal or treatment of Hazardous Substances at, and has not transported or arranged for transportation on behalf of itself or any third party any Hazardous Substances to, any facility listed or proposed for listing on the National Priority List ("NPL") or the Comprehensive Environmental Response, Compensation, Liability Information System list ("CERCLIS") compiled by the Environmental Protection Agency or any similar or comparable list compiled or maintained by any state or local governmental authority.

               e. Site Lists. No portion of the Real Property or the Prior Property is listed or proposed for listing on the CERCLIS or the NPL, or any similar or comparable list compiled or maintained by any state or local governmental authority. Except as described on Schedule 2.1.13, neither the Company nor the Individual Shareholders have received notice, or have knowledge, of any claim that the Company is a potentially responsible party under Section 107 of the Comprehensive Environmental Response, Compensation and Liability Act or any similar or comparable state or local Environmental Law.

               f. Environmental Reports. The Company has disclosed and made available to PA&E true, complete and correct copies or results of any reports, studies, analyses, tests or monitoring in the possession of or initiated by the Company pertaining to the existence of Hazardous Substances and any other environmental concerns relating to any of the Real Property, the Prior Property or the business of the Company.

          2.1.14 Labor Matters. Except as set forth on Schedule 2.1.14, the Company has no collective bargaining agreement with any labor union. There has not been any strike, slowdown, picketing or work stoppage by employees of the Company, and no unfair labor practice charge, complaint or proceeding has been brought against the Company. To the knowledge of the Individual Shareholders, the Company has complied with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, employment termination, occupational safety, equal opportunity and discrimination, plant closures and layoffs and notice thereof, hiring of non-U.S. citizens and the payment of social security and similar taxes, and no person has asserted, and to the knowledge of the Individual Shareholders there is no basis for any person to assert, that the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

          2.1.15 Employee Benefit Matters. With respect to the employees of the
Company:

               a. Plans. Schedule 2.1.15 contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit-sharing, savings, pension, or retirement plan, program, agreement or arrangement (collectively, the "Plans"), sponsored, maintained or contributed to or required to be contributed to by the Company or by any subsidiary of the Company or trade or business (whether or not incorporated) that is a member of a "controlled group" of which the Company is a member or under "common control" with the Company (within the meaning of Section 414(b) and (c) of the Code) (an "ERISA" Affiliate") for the benefit of any employee or former employee, including any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) subject to Title IV of ERISA (a "Multiemployer Plan") to which the Company or any ERISA Affiliate contributes or is or was required to contribute;

               b. Information Regarding Plans. With respect to each of the Plans, the Company has heretofore delivered to PA&E true and complete copies of each of the following documents: (i) a copy of such Plan (including all amendments thereto); (ii) a copy of the annual report, if required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to such Plan for the last two years; (iii) a copy of the actuarial report, if required under ERISA with respect to such Plan for the last two years; (iv) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan; (v) if such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) all contracts relating to such Plan, including without limitation service provider agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and
(vii) the most recent determination letter received from the IRS with respect to such Plan if it is intended to be qualified under Section 401 of the Code.

               c. New Plans; Modifications. The Company has no plan or commitment, whether legally binding or not, to create any additional employee welfare benefit plan (as defined in Section 3(1) of ERISA) or employee pension benefit plan (as defined in Section 3(2) of ERISA), and has no plan or commitment to modify or change any existing pension plan or welfare benefit plan, other than changes to comply with applicable law, that would affect any employee of the Company;

               d. Continuing Benefits. Except as may be required under COBRA, no Plan provides death, medical or health benefits (whether or not insured) with respect to current or former employees of the Company after any such employee's retirement or other termination of service (other than (i) benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to COBRA, (ii) death benefits or retirement benefits under any pension plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, or (iv) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary). "COBRA" means the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA.

               e. Determinations. Each Plan of the Company and of any ERISA Affiliates that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and there is no fact or circumstance that would adversely affect such qualification or result in the imposition of any federal income tax liability or penalty on any member of the Company or any ERISA Affiliate.

               f. Compliance. Each of the Plans has been and is maintained, operated and administered in compliance with its terms and any related documents or agreements and in accordance with all applicable laws, including but not limited to applicable provisions of ERISA and the Code. Neither the Company nor any ERISA Affiliate has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code and Section 406 of ERISA) in connection with any Plan that is subject to ERISA for which an exemption is not available.

               g. Claims. There are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted against, and neither the Company nor the Shareholders are aware of any pending or threatened assessment, complaint, proceeding, investigation, litigation or claims against the assets of any Benefit Plan (other than a Multiemployer Plan) or against any fiduciary of such Benefit Plan with respect to the operation of such Benefit Plan, which, if adversely determined, could have a material adverse effect on the business, results of operations, financial condition, assets or prospects of the Company or any ERISA Affiliate taken as a whole.

               h. Withdrawal Liability. Neither the Company nor any ERISA Affiliate has incurred any withdrawal liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a "complete withdrawal" or a "partial withdrawal" (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan.

          2.1.16 Other Employee Matters. Except as described on Schedule 2.1.16, the Company is not bound by or subject to (and none of its properties is bound by or subject to) any written or oral, express or implied, employment contract, commitment or arrangement with any employee, including, without limitation any "golden parachute" agreement, and all employees of the Company are employees at will. The Company has provided PA&E with copies of all relevant information regarding (i) vacation, holiday or sick leave policies or arrangements with employees, and (ii) compensation arrangements with employees and consultants, including compensation in the form of benefits, allowances, perquisites or otherwise.

          2.1.17 Property.

               a. Title to Real Property. Schedule 2.1.17(a) contains a list of all real property owned or leased by the Company (the "Real Property"), including the dates of and parties to all leases and any amendments thereof. Except as described on Schedule 2.1.17(a), the Company has good and marketable fee simple title to any Real Property listed as owned by it on Schedule 2.1.17(a), free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, leases, charges, and other claims and encumbrances of any nature, except covenants, easements and restrictions of record.

               b. Condition of Real Property. All Real Property (including improvements thereon) is in satisfactory condition and repair consistent with its present use, and is available for immediate use in the conduct of the business of the Company. To the knowledge of the Company, neither the operations of the Company on any Real Property nor any improvements on the Real Property violate any applicable building or zoning code or regulation of any governmental authority having jurisdiction.

               c. Title to Tangible Personal Property. Schedule 2.1.17(c) contains a complete and accurate list of all tangible personal property with a value in excess of $5,000 owned or leased by the Company (the "Tangible Personal Property"), including the dates of and parties to all leases and any amendments thereof and the address at which such Tangible Personal Property is currently located. The Company has good and marketable title to all of the Tangible Personal Property listed as owned by it on Schedule 2.1.17(c), free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature, except as set forth on Schedule 2.1.17(c).

               d. Condition of Tangible Personal Property. Except as set forth on Schedule 2.1.17(c), the Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted), is performing satisfactorily, and is adequate for the conduct of the business of the Company. To the knowledge of the Individual Shareholders, all Tangible Personal Property and the state of maintenance thereof are in compliance with all applicable laws and regulations.

          2.1.18 Permits and Licenses. Schedule 2.1.18 contains a complete and accurate list of all governmental licenses, permits and authorizations (collectively, "Permits") held by the Company. Except as set forth on Schedule 2.1.18, to the knowledge of the Individual Shareholders, the Company (i) holds all Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations; and (ii) is in compliance with each of the terms of each of the Permits, and there are no claims of violation by the Company of any Permit. Complete and accurate copies of all Permits held by the Company have been delivered to PA&E.

          2.1.19 Certain Interests. Except as set forth on Schedule 2.1.19, no current or former shareholder of the Company and no entity owned or controlled by any of them (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company, (b) is indebted to the Company, or (c) has any financial interest, direct or indirect, in any supplier or customer of, or other outside business which has any transactions with, the Company. Except as set forth on Schedule 2.1.19, the Company is not indebted to any shareholder, director or officer of the Company (or any entity owned or controlled by one or more of such parties), except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from the Company to any shareholder, officer, director or employee of the Company (or any entity owned or controlled by one or more of such parties).

          2.1.20 Certain Payments. Neither the Company nor any shareholder, officer or director of the Company, nor any other person or entity has, directly or indirectly, on behalf of or with respect to the Company or the business or operations of the Company (a) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which the Company sells or from which the Company buys products or services for the purpose of influencing such agent or person to buy products or services from or sell products or services to the Company; (b) otherwise made or received any payment that was not legal to make or receive under any applicable law or regulation of the United States or any other country or territory; or (c) engaged in any transaction, maintained any bank account, or used any corporate funds or assets except for transactions, bank accounts, funds, and assets which have been and are reflected in the normally maintained books and records of the Company.

          2.1.21 Consents and Approvals. Except as set forth on Schedule 2.1.21 (which includes a list of all consents, approvals, authorizations or filings to be obtained or made), no consent, approval, or authorization of any entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by the Company or the Shareholders except (i) filings by PA&E pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such Act (the "1934 Act"), and (ii) the filing of the Articles Amendments with the Secretary of State.

          2.1.22 Records. The books of account of the Company are complete and accurate in all material respects. Complete and accurate copies of the books and records of the Company have been made available for PA&E's review.

          2.1.23 Warranties. Schedule 2.1.23 contains any standard forms of warranties provided by the Company. The Company has not made any warranties or guarantees with respect to its services other than those disclosed on Schedule 2.1.23.

          2.1.24 Brokers and Finders. Neither the Company nor any Shareholder, officer, director or employee of the Company has employed any broker, finder or investment banker, or incurred any liability for any brokerage or investment banking fees, commissions or finder's fees, in connection with the transactions contemplated in this Agreement.

          2.1.25 Restrictive Covenants. The Company is not a party to any agreement, contract or covenant limiting the freedom of the Company to compete in any line of business or with any person or other entity in any geographic area.

          2.1.26 Reliance. The Company and the Individual Shareholders recognize and agree that, notwithstanding any investigation by PA&E, PA&E is relying upon the representations and warranties made by the Individual Shareholders in this Agreement.

     2.2 Representations and Warranties of PA&E. PA&E represents and warrants to the Individual Shareholders that:

          2.2.1 Incorporation; Articles and Bylaws. PA&E is a corporation duly organized and validly existing under the laws of the State of Washington. PA&E has all necessary corporate power and authority to own, operate, and lease its assets and properties and to carry on its business, including its business as proposed to be conducted. True and correct copies of the Articles of Incorporation and Bylaws of PA&E have been or prior to the Closing will be delivered to the Company.

          2.2.2 Authority; Authorization. PA&E has full corporate power and corporate authority to execute and deliver this Agreement, to consummate the transactions contemplated in this Agreement, and to carry out its obligations under this Agreement. After approval by the Board of Directors of PA&E, this Agreement will have been duly and validly authorized, executed and delivered by PA&E, and will constitute the valid and binding obligation of PA&E, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights, and except that the availability of the equitable remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding may be brought. To the knowledge of PA&E, assuming the accuracy of the representations made by the Shareholders, other than reporting obligations of PA&E under the 1934 Act, no declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by PA&E or the consummation by PA&E of the transactions contemplated in this Agreement.

          2.2.3 Noncontravention. The execution and delivery of this Agreement by PA&E and the consummation of the transactions contemplated by this Agreement
(i) will not conflict with the Articles of Incorporation or the Bylaws of PA&E and (ii) except for consents required to be obtained as set forth in Section 2.2.6, will not result in any violation of or a default or loss of a material benefit under, or permit the acceleration of any obligation under any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PA&E or its properties that would have a material adverse effect on the business or financial condition of PA&E.

          2.2.4 Financial Statements. PA&E's annual report on Form 10-K (the "Form 10-K") for the fiscal year ended May 31, 1999, contains true and correct copies of PA&E's audited balance sheets, statements of income and statements of cash flow for the fiscal years ended May 31, 1998 and 1999, including the related notes, each consolidated with respect to PA&E's subsidiaries (collectively, the "PA&E Financial Statements"). The PA&E Financial Statements are complete and accurate and, as of their respective dates, present fairly the consolidated financial position, results of operations, and changes in financial position of PA&E and its subsidiaries as of the dates and for the periods indicated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as otherwise indicated therein or in the notes thereto.

          2.2.5 Litigation. There is no claim, litigation, proceeding or investigation pending by PA&E or against PA&E or the officers or directors of PA&E in their capacities as such, or against the properties or business of PA&E that should have been reported on the Form 10-K, and, to the best knowledge of PA&E, no such claim, litigation, proceeding or investigation has been threatened and there is no basis for any such claim, litigation, proceeding or investigation. There are no actions, proceedings, suits, investigations, or inquiries pending, or to the best knowledge of PA&E, threatened, that question the validity of this Agreement or any actions taken or to be taken pursuant to this Agreement.

          2.2.6 Consents and Approvals. Except as set forth on Schedule 2.2.6 (which includes a list of all consents, approvals, authorizations or filings to be obtained or made), no consent, approval, or authorization of any entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by PA&E.

          2.2.7 Brokers and Finders. Neither PA&E, nor any shareholder, officer, director or employee of PA&E, has employed any broker, finder or investment banker, or incurred any liability for any brokerage or investment banking fees, commissions or finder's fees, in connection with the transactions contemplated by this Agreement.

     2.3 Representations and Warranties of the ESOP Trustee. The person or entity executing this Agreement on behalf of the ESOP represents and warrants to PA&E that:

          2.3.1 Authority. The ESOP Trustee has full power and authority to execute and deliver this Agreement, to consummate the transactions contemplated in this Agreement, and to carry out its obligations and the obligations of the ESOP under this Agreement. This Agreement constitutes the valid and binding obligation of the ESOP, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights, and except that the availability of the equitable remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding may be brought. To the best knowledge of the ESOP Trustee, other than the filing of the Articles Amendments with the Secretary of State, no declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the ESOP Trustee or the consummation by the ESOP of the transactions contemplated by this Agreement.

          2.3.2 Noncontravention. The execution and delivery of this Agreement by the ESOP Trustee, and the consummation of the transactions contemplated by this Agreement (i) will not conflict with the documents governing the ESOP, and
(ii) except for consents required to be obtained as set forth in Section 2.1.21, and after effectiveness of the Agreement Amendments, will not result in any violation of or a default or loss of a material benefit under, or permit the acceleration of any obligation under any indenture, agreements, or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the ESOP or the ESOP Trustee that would have a Material Adverse Effect.

                                   ARTICLE 3.

                       PRE-CLOSING CONDUCT AND AGREEMENTS

     From the date of this Agreement until the Closing, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by PA&E, the parties agree that:

     3.1 Conduct of the Parties. Before Closing, each of the parties will fully cooperate with the other party and its counsel and accountants in connection with any steps required to be taken as part of the obligations of the parties under this Agreement. PA&E and the Shareholders each agree not to take any action, and the Shareholders agree not to cause the Company to take any action, which would, as of the Closing Date, cause any warranties or representations contained in this Agreement and applicable to them to be false or misleading. PA&E and the Shareholders agree to use their best efforts, and the Shareholders agree to cause the Company to use its best efforts, to (a) take all actions necessary to render accurate as of the Closing Date their respective representations and warranties contained in this Agreement, and (b) perform or cause to be satisfied each covenant, obligation or condition to be performed or satisfied by them prior to the Closing Date.

     3.2 Access to Properties, Books and Records.

          3.2.1 PA&E. To permit PA&E to conduct its due diligence investigation, the Shareholders will permit PA&E and its agents to have reasonable access to the premises in which the Company conducts its business and to all of its books, records, and personnel files and will furnish to PA&E such financial data, operating data, and other information as they shall reasonably request, and the Shareholders will permit PA&E and its agents to contact employees and customers of the Company.

          3.2.2 The Shareholders. To permit the Shareholders to conduct their due diligence investigation, PA&E will provide the Shareholders and their agents with access to any of its public filings with the Securities and Exchange Commission and will furnish to the Shareholders such financial data, operating data, and other information as the Shareholders shall reasonably request.

     3.3 Confidentiality. The parties each agree to comply with and be bound by the terms of the confidentiality agreement between PA&E and the Company which had been fully executed on August 10, 1998 (the "Confidentiality Agreement").

     3.4 Conduct of the Company's Business. In addition to the provisions of this Agreement, the Shareholders will cause the Company to conduct its business in accordance with all of the provisions of the Operating Agreement. The Shareholders will cause the Company to: (i) conduct the Company's business in a reasonable and prudent manner in accordance with past practices and keep the Company's business intact, (ii) not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of its business, and (iii) use commercially reasonable efforts to preserve the Company's existing business and relationships with its employees, customers, suppliers, directors, officers, agents and others, to preserve and protect its properties, to conduct its business in compliance with all applicable laws and regulations, and to maintain the goodwill and reputation associated with its business. The parties understand and agree that (a) PA&E must be consulted on every material issue and matter which may affect the business or operations of the Company after the date of this Agreement, and (b) no such issue or matter shall be acted on without the prior written consent of PA&E. Subject to the foregoing, the Shareholders agree to cause the Company to comply with the following covenants (except to the extent that PA&E gives its prior written consent otherwise):

          3.4.1 Properties and Assets.

               a. Maintenance. The Company shall exercise commercially reasonable efforts to maintain all of its properties and assets, tangible or intangible, in good operating condition and repair, and take all steps necessary to keep its operations functioning properly.

               b. Liens and Encumbrances. The Company shall not further encumber or permit to be further encumbered any of its properties or assets.

               c. Disposition. The Company shall not purchase, sell, lease or dispose of or make any contract for the purchase, sale, lease or disposition of or subject to lien or security interest any properties or assets other than in the ordinary and usual course of its business consistent with the representations and warranties contained in this Agreement and not in breach of any of the provisions of this Agreement.

          3.4.2 Compensation. The Company shall not grant any salary increase to, or increase the draw of, any of its officers, directors, or employees, or enter into any new, or amend or alter any existing, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe benefit plan, trust agreement or other similar or dissimilar arrangement, or any agreements or documents relating to the ESOP, or any employment or consulting agreement.

          3.4.3 Indebtedness. The Company shall not create, agree to or incur:
(a) any liabilities or obligations, contingent or otherwise, (i) in respect of borrowed money (other than borrowings pursuant to the Company's existing line of credit) or pursuant to the Operating Agreement, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, which are paid not later than 60 days after their original due date, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any capitalized lease obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of the Company with respect to any letter of credit; (b) any interest swap or hedging obligations; (c) any guarantee by the Company of, or any pledge by the Company of any of its assets to secure, any liabilities or obligations of any other person or entity; (d) any obligation of the Company to purchase, redeem or acquire any of its stock or other equity interests; or (e) any deferrals, renewals, extensions, refinancing or refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d) or this clause (e) (all of the foregoing collectively referred to as the "Designated Indebtedness"). At all times after the date of this Agreement and on the Closing Date, the outstanding balance on the Company's existing line of credit shall not exceed $500,000 without the prior written consent of PA&E, and on the Closing Date the Company shall not have any Designated Indebtedness, other than that line of credit and borrowings pursuant to the Operating Agreement.

          3.4.4 Leases. The Company shall not enter into any leases.

          3.4.5 Payments. Except as otherwise specified in this Agreement, the Company shall not pay any obligation or liability (fixed or contingent) or discharge or satisfy any lien or encumbrance, or settle any claim, liability or suit pending or threatened against it or any of its properties, except for liabilities on the Current Balance Sheet or current liabilities incurred between the date of the Current Balance Sheet and the Closing Date in the ordinary and usual course of business consistent with the Company's representations and warranties contained in this Agreement and not in breach of any of the provisions of this Agreement.

          3.4.6 Contracts and Agreements. The Company shall not enter into any contract, agreement or commitment not in the ordinary course of business, including without limiting the generality of the foregoing, any contract, agreement or commitment for the purchase of any materials or supplies. The Company shall not modify, amend, cancel or terminate any of the Contracts or waive any rights under any of the Contracts or any other material contracts or agreements. Except for the Agreement Amendments, the Company and the ESOP shall not amend any agreement or documents relating to the ESOP or the ESOP Debt.

          3.4.7 Shipments. The Company shall not, other than in the ordinary course of business, curtail purchases or accelerate shipments beyond customer requirements.

          3.4.8 Insurance. The Company shall maintain in full force and effect its policies of insurance.

          3.4.9 Governing Documents. The Company will not make any change in its Articles of Incorporation or Bylaws, other than the Articles Amendment.

          3.4.10 Capital Stock. The Company will not (a) issue or cause to be issued any additional shares of its capital stock, (b) effect any subdivision of its outstanding capital stock, or purchase or redeem any capital stock, (c) declare, make or pay any dividend, distribution or payment in respect of its capital stock, other than dividends that are required to be paid by the terms of the Class B Common as set forth on Schedule 2.1.2, or (d) grant or issue any options, warrants or other rights to acquire any capital stock or other equity securities, whether by conversion or otherwise, or make any commitment to do any of the above.

     3.5 Public Announcements. Promptly after the execution of this Agreement, PA&E shall issue a press release in a form reasonably satisfactory to the Shareholders. Thereafter, PA&E and the Shareholders will consult with each other with respect to any news release or other announcement to the public concerning the Stock Purchase, including without limitation announcements to mutual customers or suppliers or potential customers or suppliers or any statement to their employees generally concerning or relating to the Stock Purchase. Neither the Shareholders, nor the Company nor PA&E, nor any person affiliated with any of them, will issue or approve a news release or other announcement concerning this transaction without the prior written consent of the other party, except for announcements, reports or any other information which PA&E believes on the advice of counsel to be required to be disclosed by applicable securities laws. Except as otherwise required by applicable securities laws or other applicable law or as agreed by the parties, the terms of this Agreement will be confidential.

     3.6 Notice of Breach.

          3.6.1 By the Shareholders. The Shareholders will immediately give written notice to PA&E of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by the Shareholders, or a failure by the Shareholders to comply with any covenant, condition or agreement contained in this Agreement.

          3.6.2 By PA&E. PA&E will immediately give written notice to the Shareholders of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by PA&E or a failure by PA&E or to comply with any covenant, condition or agreement contained in this Agreement.

     3.7 Company Shareholder Approval. The Shareholders covenant and agree that a meeting of the shareholders of the Company shall be held within 21 days after receipt of the IRS Ruling, after proper notice to shareholders pursuant to the Company's Articles of Incorporation, Bylaws and applicable law, or if practical, a unanimous consent of the Shareholders shall be signed promptly after receipt of the IRS Ruling, to consider and approve the Articles Amendments and any other action necessary to authorize the transactions contemplated by this Agreement.

     3.8 Consents. The Shareholders and PA&E will cooperate and use their respective best efforts, between the date of this Agreement and the Closing Date, to obtain all consents, approvals, licenses or permits that may be required in connection with this Agreement and the transactions contemplated hereby.

     3.9 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties agrees to use their respective best efforts to take, or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Stock Purchase.

     3.10 No Solicitation. The Shareholders shall not, directly or indirectly, take any of the following actions, and the Shareholders shall not permit the Company or its officers, directors or employees, or their respective investment bankers, attorneys, accountants, or other agents or persons retained by any of them, directly or indirectly, to take any of the following actions: encourage, initiate, or solicit any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to, or respond to any inquiries or proposals by, or have any discussions with, any person or entity other than PA&E relating to any financing, merger, acquisition, business combination, or purchase of all or substantially all or a substantial part of the business or assets of the Company or the acquisition of any outstanding equity securities or the issuance of any equity securities of the Company, and they will immediately cease any existing activities, discussions or negotiations with any parties with respect to any of the foregoing. The Shareholders will notify PA&E immediately if any such inquiries or proposals are received by, any such information is required or requested from or any negotiations or discussions are sought to be initiated or continued with the Company or with any person on behalf of the Company, and the Shareholders will inform PA&E of the identity of the offeror or party making any proposal and provide PA&E with a copy of all written material relating to any such offer or proposal.

     3.11 Updated ESOP Participant Information. Prior to the Closing, the ESOP Trustee shall deliver to PA&E a complete and accurate list of all participants in the ESOP and a complete and accurate summary of the account balance of each participant in the ESOP, including the number of shares of Class B Common allocable to each such account, as of the last allocation date prior to the Closing.

                                   ARTICLE 4.

                              CONDITIONS TO CLOSING

     4.1 Conditions to the Obligations of PA&E. All obligations of PA&E under this Agreement are subject to the fulfillment and satisfaction, prior to or at Closing, of each of the following conditions, any one or more of which may be waived by PA&E in writing:

          4.1.1 Corporate Actions. All actions required to be taken by, or on the part of, the Company or the Shareholders to authorize the execution, delivery and performance of this Agreement by the Shareholders, and the consummation of the transactions contemplated by this Agreement (including without limitation approval by the Shareholders as required by the Washington Act of the Articles Amendments), shall have been duly and validly taken by the Company and the Shareholders.

          4.1.2 Representations and Warranties. The representations and warranties of the Shareholders contained in this Agreement shall be true and correct at and as of the Closing Date, with the same effect as though such representations and warranties had been made at and as of the Closing Date.

          4.1.3 Performance of Obligations. Each of the obligations of the Shareholders required to be performed by them on or before the Closing Date pursuant to the terms of this Agreement shall have been performed as required.

          4.1.4 No Material Adverse Change. There shall have been, between the date of this Agreement and the Closing, no Material Adverse Change.

          4.1.5 Approvals; Consents. All required approvals, consents, authorizations and waivers with regard to the transactions contemplated by this Agreement, including those required by state and federal regulatory authorities, approval of the Boards of Directors of PA&E and the Company, approval by the shareholders of the Company, and, if PA&E shareholder approval is required by law or PA&E elects to require such approval, by shareholders of PA&E, shall have been obtained or waived, and all third-party consents and waivers required by, or required to prevent a breach or default by the Company under, any contract, lease, note or other document to which the Company is a party or any permit, license or other governmental authorization held by the Company shall have been obtained, and PA&E shall have received copies of such consents and waivers in a form acceptable to PA&E.

          4.1.6 Certificate. The Shareholders shall have delivered to PA&E a certificate to the effect of Sections 4.1.1 through 4.1.5, signed by the Shareholders.

          4.1.7 Articles Amendments. The Articles Amendments shall have been filed with the Secretary of State and shall have become effective.

          4.1.8 Audit. If PA&E determines that it is necessary or appropriate, the Company shall have permitted the audit of its financial statements for the most recent three fiscal years, or for such shorter period as PA&E may determine, by an independent accounting firm selected by PA&E.

          4.1.9 Environmental Assessment. If PA&E elects to do so, PA&E shall have obtained an environmental assessment of any real property leased by the Company, and the results of the assessment shall be acceptable to PA&E in its sole discretion.

          4.1.10 Capital Stock. All of the outstanding capital stock of the Company shall be owned beneficially and of record by the Individual Shareholders and the ESOP, and there shall be no agreements or other rights, other than this Agreement, pursuant to which any person or entity would have any right to acquire any securities of the Company either from the Company or from the Shareholders.

          4.1.11 IRS Letter Ruling. A private letter ruling shall be requested and obtained from the IRS that (i) the sale by the ESOP to PA&E for cash and the immediate repayment of the ESOP Debt will not cause the ESOP Debt to fail to be exempt from the prohibited transition rules of ERISA and the Code; and (ii) the allocation of the net proceeds of the sale of unallocated shares to participant accounts will not be treated as annual additions under Code section 415, or alternatively, will not cause annual additions under the ESOP to exceed the limits in Code section 415 (the "IRS Ruling").

          4.1.12 Employment Agreements. PA&E shall have received fully executed employment agreements substantially as attached hereto as Exhibit B between the Company and each of Hans Herrmann and Karl Herrmann, which shall be for a period of 3 years after the Closing (the "Employment Agreements"), and PA&E shall have received fully executed employment contracts between the Company and such other employees of the Company as PA&E shall designate.

          4.1.13 Lease Amendments. The Company and HHD Associates shall have executed and delivered mutually agreeable lease amendments (the "Lease Amendments").

          4.1.14 Shareholders' Accounts. Any amounts owed by Shareholders to the Company, as set forth on Schedule 2.1.19, shall have been paid to the Company, and any amounts owed by the Company to its shareholders, as set forth in
Schedule 2.1.19, shall have been canceled, and there shall be no other amounts receivable from or payable to the Shareholders by the Company, other than for compensation for the current pay period coming due in the ordinary course of business.

          4.1.15 Agreement Amendments. The Agreement Amendments shall have been duly executed and delivered by the parties thereto and shall have become effective.

          4.1.16 ESOP Valuation. The ESOP shall engage a valuation expert who shall provide a valuation of the respective interests of the ESOP and the Individual Shareholders in Nova-Tech, such valuation to be as of a date immediately prior to the Closing, and who shall render an opinion that the ESOP is receiving adequate consideration within the meaning of section 3(18) of ERISA for its ESOP Shares and that the transaction is fair to the ESOP from a financial point of view (the foregoing valuation and opinion referred to herein as the "ESOP Valuation").

          4.1.17 Further Documents. The Company and the Shareholders shall have executed and delivered any other documents and rendered any other performance necessary to consummate the transactions contemplated by this Agreement.

     4.2 Conditions to the Obligations of the Shareholders. All obligations of the Shareholders under this Agreement are subject to the fulfillment and satisfaction, prior to or at Closing, of each of the following conditions, any one or more of which may be waived by the Shareholders in writing:

          4.2.1 Corporate Actions. All actions required to be taken by, or on the part of, PA&E to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by PA&E.

          4.2.2 Representations and Warranties. The representations and warranties of PA&E contained in this Agreement shall be true and correct at and as of the Closing Date, with the same effect as though such representations and warranties had been made at and as of the Closing Date.

          4.2.3 Performance of Obligations. Each of the obligations of PA&E required to be performed by PA&E on or before the Closing Date pursuant to the terms of this Agreement shall have been performed as required.

          4.2.4 Certificate. PA&E shall have delivered to the Shareholders a certificate to the effect of Sections 4.2.1 through 4.2.3, signed by the President of PA&E.

          4.2.5 IRS Letter Ruling. The IRS Ruling shall have been requested and obtained.

          4.2.6 Employment Agreements. The Company shall have executed and delivered the Employment Agreements with each of Hans Herrmann and Karl Herrmann.

          4.2.7 Lease Amendments. The Company and HHD Associates shall have executed and delivered the Lease Amendments.

          4.2.8 Further Documents. PA&E shall have executed and delivered any other documents and rendered any other performance necessary to consummate the transactions contemplated by this Agreement.

     4.3 Additional Condition to the Obligations of the ESOP. In addition to the conditions of the Shareholders set forth in Section 4.2, all obligations of the ESOP under this Agreement are subject to the fulfillment and satisfaction, prior to or at Closing, of the following condition, which may be waived by the ESOP in writing.

          4.3.1 ESOP Valuation. The ESOP shall have received the ESOP Valuation, and the ESOP Valuation shall be in form and substance reasonably acceptable to the ESOP Trustee.

                                   ARTICLE 5.

                                 INDEMNIFICATION

     5.1 Indemnification by the Individual Shareholders. Notwithstanding any investigation by PA&E and subject to Section 5.3.1, from and after the Closing, the Individual Shareholders, jointly and severally, shall indemnify, hold harmless and defend PA&E and its subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (the "PA&E Indemnified Persons") from and against, and reimburse each of them with respect to, any and all losses, damages, liabilities, costs, and expenses, including without limitation interest, penalties and reasonable attorneys' fees (collectively, "Damages") incurred by any of them based on or arising out of:
(a) any breach or inaccuracy of any representation or warranty of the Individual Shareholders made in this Agreement or any exhibit, schedule, certificate or agreement delivered in accordance with this Agreement (collectively the "Related Documents"), or (b) any failure by the Shareholders to perform any covenant required to be performed by them pursuant to this Agreement or any of the Related Documents.

     5.2 Indemnification by PA&E. Notwithstanding any investigation by the Individual Shareholders, and subject to Section 5.3.2, from and after the Closing, PA&E shall indemnify, hold harmless and defend the Individual Shareholders and their agents, successors, heirs and assigns from and against, and reimburse each of them with respect to, any and all Damages incurred by any of them based on or arising out of: (a) any breach or inaccuracy of any representation or warranty of PA&E made in this Agreement or any Related Document, or (b) any failure by PA&E to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document.

     5.3 Limits on Indemnification.

          5.3.1 Limits on Liability of the Individual Shareholders. Notwithstanding the foregoing, the liability of the Individual Shareholders under Section 5.1 shall be subject to the following limitations:

               a. Indemnification Period. No claim for indemnity will be effective unless written notice of such claim is given pursuant to this Agreement to the Individual Shareholders within two years after the Closing Date (the "Indemnification Period"), except that claims based upon Sections 2.1.8, 2.1.13, 2.1.15, 2.1.17(a) or 2.1.17(c) or upon the assertion that any of the Individual Shareholders had actual knowledge that a representation or warranty made by the Individual Shareholders was false when made or was made with the intent to deceive may be made at any time until expiration of the applicable statute of limitations.

               b. Amount of Indemnification. The Individual Shareholders shall not have any obligation to make any indemnification payments until the PA&E Indemnified Persons have suffered Damages exceeding $25,000 in the aggregate from all matters as to which they are entitled to indemnification pursuant to this Article 5 (at which point the indemnification obligation of the Individual Shareholders shall cover all Damages in excess of $25,000). The maximum aggregate amount of liability of the Individual Shareholders for claims made on or before the first anniversary of the Closing Date shall be limited to $570,000. After the first anniversary of the Closing Date, the maximum aggregate amount of liability of the Individual Shareholders will be automatically reduced to $400,000. Notwithstanding the other provisions of this Section 5.3.1(b), there shall be no limit on each Individual Shareholders' liability for claims based upon the assertion that any of the Individual Shareholders had actual knowledge that a representation or warranty made by the Individual Shareholders was false when made or was made with the intent to deceive.

          5.3.2 Limits on Liability of PA&E. The liability of PA&E pursuant to
Section 5.2 is limited as follows:

               a. Indemnification Period. No claim for indemnity will be effective unless written notice of such claim is given pursuant to this Agreement to PA&E within two years after the Closing Date (the "Indemnification Period"), except that claims based upon the assertion that PA&E had actual knowledge that a representation or warranty made by PA&E was false when made or was made with the intent to deceive, may be made at any time until expiration of the applicable statute of limitations.

               b. Amount of Indemnification. PA&E shall not have any obligation to make any indemnification payments until the Individual Shareholders have suffered Damages exceeding $25,000 in the aggregate from all matters as to which they are entitled to indemnification pursuant to this Article 5 (at which point the indemnification obligation of PA&E shall cover all Damages in excess of $25,000). The maximum aggregate amount of PA&E's liability for claims made on or before the first anniversary of the Closing Date shall be limited to $570,000. After the first anniversary of the Closing Date, the maximum aggregate amount of liability of PA&E will be automatically reduced to $400,000. Notwithstanding the other provisions of this Section 5.3.2(b), there shall be no limit on PA&E's liability for claims based upon the assertion that PA&E had actual knowledge that a representation or warranty made by PA&E was false when made or was made with the intent to deceive.

     5.4 Indemnification Procedure.

          5.4.1 Third Party Claims.

               a. Each indemnified party will, promptly after obtaining knowledge of a claim, provide the indemnifying party with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this Article 5 (collectively, "Third Party Claims"), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               b. The indemnifying party shall have 15 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this indemnification under this Article 5 and, if so, whether the indemnifying party elects to undertake, conduct and control, through counsel of its choosing

(subject to the consent of the indemnified party, such consent not to be withheld unreasonably), and at its sole risk and expense, the good faith settlement or defense of the Third Party Claim.

               c. If, within 15 days after its receipt of the claim notice, the indemnifying party notifies the indemnified party that it elects to undertake the good faith settlement or defense of a Third Party Claim, the indemnified party shall reasonably cooperate with the indemnifying party, including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim. The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld. So long as the indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any Third Party Claim at any time, if it waives any right to indemnification therefor by the indemnifying party.

               d. If the indemnifying party does not provide notice that it elects to undertake the good faith settlement or defense of a Third Party Claim, or if the indemnifying party fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party.

          5.4.2 Non-Third Party Claims.

               a. Each indemnified party will, with reasonable promptness, deliver to the indemnifying party written notice of all claims for indemnification under this Article 5, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               b. The indemnifying party shall have 30 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party shall be deemed to accept liability for all the Damages described in the claim notice.

     5.5 Exclusivity. The exclusive remedy of either party for damages or other monetary relief based on claims arising under this Agreement shall be the indemnification provisions set forth herein; provided that, notwithstanding the foregoing, (i) each party shall retain the right to pursue any claims in equity that may be available (whether for specific performance, injunction or other equitable remedy) with respect to the nonperformance or breach of any obligation required to be performed hereunder, and (ii) each party shall further retain the right to obtain damages or other monetary relief against the other party or parties based upon an assertion that any of the other parties had actual knowledge that a representation or warranty made by the other parties was false when made or was made with the intent to deceive. A party's failure to give timely notice of a claim relating to the indemnity will not constitute a defense (in part or in whole) to any claim for indemnification by such party, unless, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

     5.6 Waiver of Certain Indemnity Rights. Effective upon the Closing, Hans Herrmann in his capacity as a current or former trustee of the ESOP, and Karl Herrmann in his capacity as a current or former trustee of the ESOP (each a "Trustee"), each hereby irrevocably waives any right either Trustee or both Trustees may now or hereafter have to indemnity from the Company for any acts or omissions of such Trustees or either of them that (i) relate to the Stock Purchase or any of the actions contemplated by this Agreement, or (ii) occurred prior to the Closing Date.

     5.7 Actual Knowledge. To the extent that any party has actual knowledge prior to the Closing, without having any obligation to undertake any factual inquiry or investigation, that any representation or warranty made by another party in this Agreement is untrue, the representing or warranting party shall have no liability with respect to specific facts that were known to be untrue.

     5.8 Insurance Recoveries. In the event that any party actually receives insurance proceeds with respect to an event or condition that would be subject to a claim for indemnification under this Article 5, the amount of such recovery will be deducted from the Damages claimed hereunder.

                                   ARTICLE 6.

                                   TERMINATION

     6.1 Right to Terminate. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated in this Agreement abandoned at any time prior to the Closing:

          6.1.1 Mutual Consent. By mutual consent of PA&E and the Shareholders.

          6.1.2 Delay. By either PA&E or the Shareholders, if the Closing shall not have occurred by May 31, 2000. However, the right to terminate this Agreement under this Section 6.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

          6.1.3 Breach by PA&E. By the Shareholders (if they are not in breach of this Agreement), if PA&E breaches any of its representations and warranties in any material respect or fails to comply in any material respect with any of its obligations or agreements contained in this Agreement.

          6.1.4 Breach by the Individual Shareholders. By PA&E (if it is not in breach of this Agreement), if any of the Individual Shareholders breach any of their representations and warranties in any material respect or fail to comply in any material respect with any of their obligations or agreements contained in this Agreement.

          6.1.5 Failure of the Company Shareholders to Approve. By PA&E, if a unanimous consent or a meeting of shareholders of the Company has not occurred as required by Section 3.7, or a meeting having been duly held, if the shareholders of the Company fail to approve the Articles Amendment and any other action necessary to authorize the transactions contemplated by this Agreement, within 21 days after the receipt of the IRS Ruling.

     6.2 Certain Obligations to Cease. If this Agreement is terminated pursuant to Section 6.1, all obligations of the parties to this Agreement shall terminate and there shall be no liability of any party to this Agreement to any other party, except: (a) for breaches of Section 3.3 or 3.10, and (b) that nothing in this Agreement will relieve any party from liability for any willful breach of this Agreement.

                                   ARTICLE 7.

                            MISCELLANEOUS PROVISIONS

     7.1 Survival. Except as stated below, the representations and warranties contained in this Agreement shall survive for a period of two years after the Closing Date. The representations and warranties in Sections 2.1.8, 2.1.13, 2.1.15, 2.1.17(a) or 2.1.17(c) shall survive for the applicable statute of limitations.

     7.2 Exhibits; Schedules. Each Exhibit to this Agreement and each Schedule delivered pursuant to the terms of this Agreement is incorporated into this Agreement by reference.

     7.3 Notices. Any notice or other communications required or permitted under this Agreement shall be sufficiently given if in writing and shall be deemed given or made when delivered personally, by facsimile, or by courier (with signed receipt), or three days after sent by certified or registered mail, return receipt requested, to the following addresses or to such other address as a party may designate in writing to the others:


     To PA&E:                               With a copy to:
     Pacific Aerospace & Electronics, Inc.  Stoel Rives LLP
     110 Main Street, Suite 100             600 University St., Suite 3600
     Edmonds, WA  98020                     Seattle, WA   98101-3197
     Facsimile: (425) 774-0103              Facsimile: (206) 386-7500
     Attention: Sheryl A. Symonds,          Attention: L. John Stevenson, Jr.
     General Counsel

     To the Individual Shareholders:        With a copy to:

     Mr. Hans Herrmann                      Karr Tuttle Campbell
     512 N.W. 195th                         1201 Third Avenue, Suite 2900
     Shoreline, WA 98177                    Seattle, WA  98101-3028
                                            Facsimile: (206) 682-7100
     Mr. Karl Herrmann                      Attention: Walter M. Maas III
     7200 - 34th N.W.
     Seattle, WA 98117

     To the ESOP:                           With a copy to:
     NOVA-TECH Engineering, Inc.            Lukins & Annis, P.S.
     Employee Stock Ownership Trust         1600 Washington Trust
     Alaska Trust Company, Trustee            Financial Center
     1029 - 3rd Ave., Suite 601             West 717 Sprague Avenue
     Anchorage, Alaska  99501-1649          Spokane, WA 99201-0466
     Facsimile:  (907) 258-1649             Facsimile: (509) 747-2323
     Attention:  Douglas J. Blattmachr      Attention: Philip J. Carstens, Jr.

     7.4 No Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by operation of law or otherwise.

     7.5 Titles and Captions. The section titles, captions and headings in this Agreement are for convenience only and shall not be deemed part of this Agreement or in any way intended to define, limit, extend or define the scope or intent of any provisions of this Agreement.

     7.6 Waiver. No failure by any party to this Agreement to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition. Any party by notice pursuant to this Agreement may, but shall be under no obligation to, waive any of its rights or any conditions to its obligations under this Agreement, or any duty, obligation or covenant of any other party. No waiver shall affect or alter the remainder of this Agreement but each and every other covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequently occurring breach.

     7.7 Amendment. This Agreement may be amended with respect to any provision contained in this Agreement by a written instrument duly executed on behalf of each party to this Agreement.

     7.8 Severability. If any condition, covenant or other provision in this Agreement is held to be invalid, void or unenforceable by a court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant, condition or provision of this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed reformed and valid to the extent of the scope or breadth permitted by law.

     7.9 Rights and Remedies. The rights and remedies of the parties under this Agreement shall not be mutually exclusive and the exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provision.

     7.10 Attorney Fees. In the event of any legal action arising from or relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for all of the prevailing party's costs and expenses, including reasonable attorney fees, incurred in legal action.

     7.11 Expenses. PA&E shall pay all fees and expenses (including attorney fees) incurred by PA&E, and the Shareholders shall pay all fees and expenses (including attorney fees) incurred by the Shareholders and the Company, with respect to the negotiation and execution of this Agreement and the closing of the transactions contemplated by this Agreement, except that: (i) the costs of requesting and obtaining the IRS Ruling shall be borne 50% by PA&E and 50% by the Shareholders; (ii) the Excise Tax shall be borne 50% by PA&E and 50% by the Shareholders; and (iii) the costs of any audit required by PA&E pursuant to
Section 4.1.8 shall be paid by PA&E.

     7.12 Governing Law. This Agreement and the Stock Purchase shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to conflicts of laws principles.

     7.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

     7.14 Entire Agreement. This Agreement, including the attached Schedules and Exhibits, and the Confidentiality Agreement, constitute the entire agreement between the parties and supersede all prior agreements or understandings between parties, written or oral, as to the subject matter of this Agreement.

Executed as of the date first written above.

                                       SHAREHOLDERS:


                                       /s/ HANS HERRMANN
                                       -----------------------------------------
                                       Hans Herrmann


                                       /s/ KARL HERRMANN
                                       -----------------------------------------
                                       Karl Herrmann


                                       NOVA-TECH Engineering, Inc. Employee
                                       Stock Ownership Trust

                                       By Alaska Trust Company
                                          Its Trustee


                                       By /s/ DOUGLAS J. BLATTMACHR
                                          --------------------------------------
                                          Its President and CEO
                                              ----------------------------------


                                       PA&E:

                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By /s/ DONALD A. WRIGHT
                                          --------------------------------------
                                          Donald A. Wright
                                          Its President

                                Consent of Spouse


     The undersigned spouse of Hans Herrmann hereby joins in, consents to and agrees to be bound by the foregoing Stock Purchase Agreement, to the extent necessary to bind the marital community.


                                       Dated as of October 7, 1999.


                                       /s/ HEIDI U. HERRMANN
                                       -----------------------------------------


                                       Please Print Name: Heidi U. Herrmann
                                                          ----------------------





                                  Confirmation

     The undersigned Karl Herrmann hereby confirms, represents and warrants to PA&E that he is not married.

                                       Dated as of October 6, 1999.


                                       /s/ KARL HERRMANN
                                       -----------------------------------------
                                       Karl Herrmann

         List of Exhibits and Schedules to the Stock Purchase Agreement

The following list briefly identifies the contents of all exhibits and schedules to the Stock Purchase Agreement, dated October 11, 1999, between Pacific Aerospace & Electronics, Inc. and the shareholders of Nova-Tech Engineering, Inc. (the "Agreement"). All of the exhibits and schedules listed below are omitted from the Agreement filed as Exhibit 2.1 to the foregoing quarterly report on Form 10-Q, pursuant to Regulation S-K, item 601(b)(2). The registrant agrees to furnish supplementally a copy of any of the omitted exhibits and schedules to the Securities and Exchange Commission upon request.

Exhibits:
         Exhibit A - Agreement Amendments
         Exhibit B - Employment Agreements


Schedules:
         Schedule 2.1.2             Capitalization
         Schedule 2.1.3             Interests in Other Entities
         Schedule 2.1.5(b)          Absence of Undisclosed Liabilities
         Schedule 2.1.5(c)          Accounts Receivable
         Schedule 2.1.6             Litigation
         Schedule 2.1.7             Absence of Changes
         Schedule 2.1.8             Taxes
         Schedule 2.1.9             Compliance With Laws
         Schedule 2.1.10            Contracts
         Schedule 2.1.11            Intellectual Property
         Schedule 2.1.12            Insurance Policies
         Schedule 2.1.13            Environmental Matters
         Schedule 2.1.14            Labor Matters
         Schedule 2.1.15            Employee Benefit Matters
         Schedule 2.1.16            Employee Matters
         Schedule 2.1.17(a)         Real Property
         Schedule 2.1.17(c)         Tangible Personal Property
         Schedule 2.1.18            Permits and Licenses
         Schedule 2.1.19            Certain Interests
         Schedule 2.1.21            Consents and Approvals (Company)
         Schedule 2.1.23            Warranties
         Schedule 2.2.6             Consents and Approvals (PA&E)